Exhibit 2.3

EXECUTION COPY
AMENDMENT NO. 2 TO THE

FORECLOSURE AND ASSET PURCHASE AGREEMENT

Amendment No. 2, dated as of December 13, 2010, (this “Amendment”), to the Foreclosure and Asset Purchase Agreement, dated as of November 12, 2010, as previously amended by that certain Amendment No. 1, dated as of December 7, 2010 (as previously amended, the “Amended Purchase Agreement”, and as amended by this Amendment or otherwise, this “Agreement”) by and among Integrated Consulting Group, Inc., a Delaware corporation (“Buyer”), North Mill Capital, LLC., a Delaware limited liability company (“Lender”), Integrated Consulting Group of NY LLC, a New York limited liability company (“Borrower”), The Tuttle Agency Inc., a New York corporation (“TAI”), The Tuttle Agency of New Jersey, Inc., a New Jersey corporation (“TANJ”), Tuttle Specialty Services Inc., a New York corporation (“TSS”), Segue Search of New Jersey Inc., a New York corporation (“Segue” and collectively with TAI, TANJ and TSS, the “Members”) and Eric Goldstein, a resident of the State of New York (“Mr. Goldstein” and collectively with the Members and Borrower, the “Borrower Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Amended Purchase Agreement.

Recital

WHEREAS, each of the Parties and Lender desires to amend the Amended Purchase Agreement as more particularly described herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Lender hereby agree as follows:

1.           Section 2.3(c) of the Amended Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(c)           accounts payable of Borrower to the third parties unaffiliated with the Borrower Parties arising before the Closing and existing on the Closing Date (the “Borrower AP Payments”), which shall include unpaid legal fees of the Borrower as of the Closing Date which have been approved by Borrower; provided, that Buyer shall not be responsible for any payment of Borrower’s accounts payable in excess of $366,110 in the aggregate;”

2.           Section 2.3(f) of the Amended Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(f)           to the extent not already paid by the Borrower, the liabilities and obligations of Borrower outstanding on the Closing Date with respect to Borrower's failure to pay payroll taxes and related payroll withholdings and contributions to the appropriate taxing authorities accruing with respect to services rendered during the period commencing with the week ending October 24, 2010 (for which payroll was distributed on October 29, 2010 and for which payroll taxes and related payroll withholdings and contributions were due November 2, 2010) and ending the Closing Date, which amounts are set forth on Annex 2 hereto (the “Unpaid Payroll Taxes”), and all penalties, interest and fees that accrue thereon until payment is made by Buyer (collectively, the “Unpaid Payroll Tax Penalties”).”

3.           Section 2.6(c)(v), (vi) and (vii) are hereby deleted in their entirety.

4.           Article VI of the Amended Purchase Agreement is hereby amended by adding the following Section 6.7:

“Section 6.7          Buyer’s Bank Accounts

Until such date as the Unpaid Payroll Taxes have been paid to the appropriate taxing authorities in accordance with the terms of this Agreement, Mr. Goldstein shall not have any access to or control over the funds of the Borrower or signing authority with respect to any bank or other account of the Borrower.”

5.           Article VII of the Amended Purchase Agreement is hereby amended by adding the following Section 7.5:

“Section 7.5          Buyer Post-Closing Covenants

Following the Closing Date, Buyer covenants to make the payments specified below.

(a)           Buyer shall pay the balance of the Borrower AP Payments as follows:

(i)           Buyer shall transfer to Borrower’s Counsel the aggregate amount of $212,912.07, representing the Specified Borrower AP Payments, in three equal installments of $70,970.69, with the installments to be paid to Borrower’s Counsel on each of the Business Day following the Closing Date, December 21, 2010 and December 28, 2010 as the First Installment Payment, Second Installment Payment and the Third Installment Payment, respectively.  Such amounts shall be paid without offset or setoff of any kind, and any amount which remains unpaid after the due date of such payment shall bear interest at the rate of eight percent (8%) per annum.  Borrower’s Counsel shall pay the payees in the amounts set forth on Annex 4 under each of the headings First Installment Payment, Second Installment Payment and Third Installment Payment, on behalf of Borrower, after receipt of each such payment.

(ii)           Within five (5) days following written notice given from time to time by Mr. Goldstein to Buyer of the name of the payee and the amount of the requested payment (which shall be subject to Mr. Goldstein’s sole and absolute discretion), provided that the payee’s invoice shall accompany the request, or in accordance with sub-clause (2) below, Buyer shall make payment as so directed, but only among the following payees: (1) payees set forth on Annex 3 attached hereto (other than payees included in Annex 4) in amounts not greater than set forth opposite their names, (2) as directed or requested by the New Jersey Department of Labor (“NJDOL”) with respect to amounts which NJDOL alleges to be due from Borrower, or (3) professional advisors engaged by Mr. Goldstein on behalf of Borrower for invoices rendered after the Closing Date concerning NJDOL, post-closing services related to the Agreement and the transactions contemplated thereunder or services rendered with respect to the winding up of business of Borrower; provided however, that all such payments under this clause (ii) shall not exceed $153,197.93 in the aggregate.

(b)           Buyer shall pay to Rosenthal, by wire transfer of immediately available funds, the amount equal to the liabilities and obligations of Borrower outstanding on the Closing Date under the Commission Agreement (the “Rosenthal Delinquent Payment”) in accordance with the Rosenthal Payment Schedule.  Subject to final confirmation, reconciliation and adjustments, the aggregate amount outstanding under the Commission Agreement totals approximately $170,961.68.

(c)           Buyer shall pay to (i) Borrower, on or before December 17, 2010, by wire transfer of immediately available funds, the Unpaid Payroll Taxes, for further immediate payment by Borrower to the appropriate taxing authorities; and (ii) the appropriate taxing authorities, the amount of Unpaid Payroll Tax Penalties, within five (5) Business Days of receipt of an assessment for any such amount.”

6.           Section 9.3(d) of the Amended Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(d)           Lender shall have received all documentation and funds as required by Section 2.6(c).”

7.           Section 9.4(e) of the Amended Purchase Agreement is hereby deleted in its entirety. ”

8.           Section 9.4(f) of the Amended Purchase Agreement is hereby deleting in its entirety.

9.           Section 10.1(b) of the Original Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(b)           by Lender or Buyer, if the Closing shall not have become effective on or before December 14, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party or Lender, as applicable, whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;”

10.           Article XIII of the Original Purchase Agreement is hereby amended by inserting the following defined terms in alphabetical order with the existing defined terms in such Article:

““Borrower’s Counsel” means Todtman, Nachamie, Spizz & Johns, P.C.

““First Installment Payment” shall have the meaning ascribed to it on Annex 4.”

““Second Installment Payment” shall have the meaning ascribed to it on Annex 4.”

““Third Installment Payment” shall have the meaning ascribed to it on Annex 4.”

 ““NJDOL” shall have the meaning ascribed to it in Section 7.5(a).”

““Rosenthal Delinquent Payment” shall have the meaning ascribed to it in Section 7.5(b).”

““Specified Borrower AP Payments” shall mean those certain Borrower AP Payments set forth on Annex 4.”

““Unpaid Payroll Tax Penalties” shall have the meaning ascribed to it in Section 2.3(f).”

11.           Annex 1 to the Amended Purchase Agreement is hereby amended by deleting such Annex in its entirety and substituting Annex 1 attached hereto.

12.           The Amended Purchase Agreement is hereby amended by inserting Annexes 2 and 3 attached hereto as Annexes 2, 3 and 4, respectively, to such Agreement.

13.           Except as expressly amended hereby, the Amended Purchase Agreement shall continue in full force and effect in accordance with the terms hereof.

14.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, each of the Parties hereto and Lender has caused this Amendment to be duly executed as of the date first written above.

NORTH MILL CAPITAL, LLC

By:	/s/ Beatriz Freire
	Name:	Beatriz Freire
	Title:	Senior Vice President

INTEGRATED CONSULTING GROUP OF NY LLC

By:	/s/ Eric Goldstein
	Name:	Eric Goldstein
	Title:	President

TUTTLE AGENCY OF NEW JERSEY, INC. THE TUTTLE AGENCY INC. TUTTLE SPECIALTY SERVICES INC. SEGUE SEARCH OF NEW JERSEY INC.

By:	/s/ Eric Goldstein
	Name:	Eric Goldstein
	Title:	President of each of the foregoing entities

/s/ Eric Goldstein
ERIC GOLDSTEIN, individually

[Amendment No. 2 to the FAPA]

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Jay H. Schecter
	Name:	Jay H. Schecter
	Title:	Chief Executive Officer

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ James J. Occhiogrosso
	Name:	James J. Occhiogrosso
	Title:	Executive Vice President

[Amendment No. 2 to the FAPA]